Exhibit 4.62

Termination Agreement

This Termination Agreement (this “Termination Agreement”) is entered into by and among the following parties on June 8, 2015:

(1)                                 DING Zuyu, whose identification card number is          ;

(2)                                 ZHANG Yan, whose identification card number is          ;

(DING Zuyu and ZHANG Yan are referred to individually as a “Original Shareholder” and collectively as the “Original Shareholders”.)

(3)                                 Shanghai CRIC Information Technology Co., Ltd. (the “WFOE”), with its registered address at Room 308, Building A, Science and Technology Building, No. 149 Yanchang Road, Zhabei District, Shanghai; and

(4)                                 Shanghai Fangjia Information Technology Co., Ltd. (the “Company”), with its registered address at Room 1001-05, Tianmuzhong Road No. 380, Shanghai.

(The above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.                                      The Parties have entered into certain agreements as follows (collectively, the “Transaction Agreements”):

(1)                                 The Original Shareholders and the WFOE entered into a Loan Agreement (the “Original Loan Agreement”) dated September 16, 2014, whereby the WFOE granted a loan of RMB 2,500,000 to DING Zuyu and a loan of RMB 2,500,000 to ZHANG Yan, respectively;

(2)                                 The Original Shareholders and the WFOE entered into a Proxy Agreement dated October 29, 2014;

(3)                                 The Original Shareholders and the WFOE entered into an Equity Pledge Agreement dated October 29, 2014;

(4)                                 The Original Shareholders and the WFOE entered into an Exclusive Option Agreement October 29, 2014; and

(5)                                 The Company and the WFOE entered into an Exclusive Technical Support dated October 29, 2014.

2.                                      The Original Shareholders and Shanghai Yifang Software Co., Ltd. (the “Shanghai Yifang”) entered into a Transfer of Contractual Rights and Obligations Agreement dated June 8, 2015, whereby Shanghai Yifang is assigned with all rights and obligations under the Original Loan Agreement to replace the WFOE as the lender under the Original Loan Agreement (the “Transfer of Contractual Rights and Obligations”); each Party has reviewed the Transfer of Contractual Rights and Obligations Agreement.

3.             The Original Shareholders and Shanghai Yifang entered into an Amended and Restated Loan Agreement (the “New Loan Agreement”) dated June 8, 2015, whereby Shanghai Yifang granted a loan of RMB 2,500,000 in principal amount to DING Zuyu and a loan of RMB 2,500,000 in principal amount to ZHANG Yan, respectively.

4.                                      Considering the foregoing Transfer of Contractual Rights and Obligations, the Parties intend to terminate the Transaction Agreements.

NOW, THEREFORE, the Parties agree as follows:

1.                                      Consent to Transfer of Contractual Rights and Obligations

The Parties hereby acknowledge and agree to assign Shanghai Yifang with all rights and obligations under the Original Loan Agreement to replace the WFOE as the lender under the Original Loan Agreement.

2.                                      Termination of Transaction Agreements

The Parties hereby acknowledge and agree to terminate each of the Transaction Agreements with effect provided under Section 3 of this Agreement.  Upon termination of each of the Transaction Agreements under this Agreement, none of the Parties will have any rights or obligations, existing or potential, under each of the Transaction Agreement.

3.                                      Conditions Precedent to Termination

The termination of the Transaction Agreements will take effect if:

(1)                                 This Termination Agreement is duly executed by the Parties; and

(2)                                The Transfer of Contractual Rights and Obligations Agreement, the New Loan Agreement is duly executed by the Parties and comes into effect.

4.                                      Further Assurance and Undertaking

The Parties agree and undertake to take any and all acts necessary to effect termination of the Transaction Agreements under this Agreement.

5.                                      Miscellaneous

5.1                               This Termination Agreement is governed by the laws of the People’s Republic of China.  Any dispute arising from or in connection with this Termination Agreement shall be resolved through negotiations and, if the negotiations fail, be submitted within 30 days of occurrence of such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), Shanghai Sub-commission, for arbitration in accordance with the arbitration rules of CIETAC in Shanghai.  The arbitration award is final and binding upon each of the Parties.

5.2                               This Termination Agreement will be effective as of the date when it is duly executed by the Parties.

(Remainder left blank)

IN WITNESS whereof, this Termination Agreement is executed on the date first written above.

DING Zuyu

/s/DING Zuyu

ZHANG Yan

/s/ZHANG Yan

Shanghai CRIC Information Technology Co., Ltd.

Company seal:	/s/ Shanghai CRIC Information Technology Co., Ltd.

Shanghai Fangjia Information Technology Co., Ltd.

Company seal:	/s/ Shanghai Fangjia Information Technology Co., Ltd.